Exhibit (h)(12)

AMENDMENT NO. 4

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 4 to the TRANSFER AGENCY AND SERVICE AGREEMENT, dated as of April 24, 2004 (the “Agreement”), by and between Thrivent Mutual Funds (formerly known as The AAL Mutual Funds) and Thrivent Financial Investor Services Inc.

The Agreement is hereby amended, effective as of January 1, 2017, as follows:

Schedule A to the Agreement is deleted in its entirety and replaced with Exhibit A to this Amendment.

THRIVENT MUTUAL FUNDS

By: /s/ David S. Royal

Name: David S. Royal

Title:   President

THRIVENT FINANCIAL

INVESTOR SERVICES INC.

By: /s/ Gerard V. Vaillancourt

Name: Gerard V. Vaillancourt

Title:   Chief Financial Officer

EXHIBIT A

SCHEDULE A

Type of Account	Base Per Account Fee

Direct Accounts	$20.00

Omnibus Accounts	$15.00